EXHIBIT 3.3
                           ARTICLES OF AMENDMENT

                     TO THE ARTICLES OF INCORPORATION

                                    OF

                             SAIPH CORPORATION

     The Undersigned, constituting the President and Secretary of Saiph Corporation, hereby certify that pursuant to the provisions of NRS 78.385 the following action was taken:

     1. That the Board of Directors of said corporation by unanimous consent dated June 29, 2000, adopted a resolution to amend Article IV of the Articles of Incorporation to read as follows:

          "Section 1. The number and class of shares which the corporation is authorized to issue is 100,000,000 shares of common voting stock only and the par value of all such shares is to be $0.001 per share."

     2. The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation was 1,000,000; that the said change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     Dated this 6th day of July 2000.

                                        /s/ Eric Bronk
                                        Eric Bronk, President

                                        /s/ Lynn Carlson
                                        Lynn Carlson, Secretary

State of California      )
                         )  ss
County of Orange         )

     On the 6th day of July 2000, personally appeared before me, a Notary Public, Eric Bronk and Lynn Carlson, who executed the foregoing Articles of Amendment to the Articles of Incorporation of Saiph Corporation.

                                       /s/ Robinson Ranier
                                       Notary Public